Exhibit 99.1

AspenBio Pharma Announces First Quarter Results

CASTLE ROCK, CO., May 17 , 2006 — AspenBio Pharma, Inc. (OTC Bulletin Board: APNB:OB) an emerging bio-pharmaceutical company dedicated to the development of novel drugs and diagnostics for animals and humans, announced today results for its first quarter ended March 31, 2006.

As compared to the same period a year ago:

•	Sales for the first quarter totaled $236,000, an increase of 57%. Sales included revenues from pre-breeding season sales of the company’s new analog product for animal reproduction.

•	Gross profit increased to $123,000, or 52% of sales, as compared to $47,000, or 31% of sales. The improvement in gross profit was primarily attributable to improved sales volume of antigen products resulting in more efficient production, as well as higher margins on the sale of the company’s new analog product for animal reproduction.

•	Selling, general, and administrative expenses increased by $181,000 to $470,000. The majority of the increase was attributable to additional staffing and legal costs associated with the Hurst litigation that was settled during April 2006.

•	Research and development expenses increased 151% to $311,000. The increase was due to accelerated development of AspenBio Pharma’s near-term priority products.

•	Net loss totaled $651,000 or ($0.04) per share, versus a net loss of $429,000 or ($0.04) per share in 2005

•	Cash and cash equivalents totaled $1,504,703 at the end of the quarter.

The first quarter was also highlighted by a number of significant milestones and achievements as the company advanced development of key products:

•	Announced the initial sale and distribution of new analog product for animal reproduction – the first of a planned diversified line of recombinant single-chain gonadotropin (hormone) drugs for livestock and other animals.

•	The company’s U.S. and international patent applications, entitled “Methods and Devices for Diagnosis of Appendicitis,” were published by the United States Patent Office and the International Bureau of the World Intellectual Property Organization. Based upon preliminary testing performed internally, the AspenBio Pharma blood based test process shows early promise as an accurate indicator of appendicitis. No known effective appendicitis diagnostic test is available on the market in the United States or internationally.

•	Financing activities initiated during the quarter, and closed subsequently, totaled more than $2.4 million in net proceeds. This improved cash position will enable the company to be more aggressive in product development.

•	Progress in the development of the bovine open cow test. Improvements resulted in accelerated weekly field trials that, if successful, will lead to conducting the large-scale field trial as provided under the terms of the company’s worldwide marketing agreement with Merial.

•	Initial pilot studies, including dose determinations, showed positive results in the advancement of the bovine recombinant single-chain LH drug (and FSH advances subsequent to the end of the quarter).

•	The company initiated the contracting process with a cGMP qualified manufacturer to produce recombinant single-chain products to be sold as drugs following FDA approval.

•	Due diligence and discussions were initiated by prospective marketing partners regarding licensing of certain of AspenBio Pharma’s new recombinant single chain products.

•	Key additions to the company’s scientific staff, including a manager of scientific projects and a quality control specialist.

“The 2006 fiscal year has begun with very positive momentum on several fronts,” said Richard Donnelly, president and CEO of AspenBio Pharma. “The company continues to make steady progress in advancing our six main product development projects, particularly our open cow test, SurBred™ and our largest potential single-chain drug, BoviPureLH™. We are now well positioned to engage worldwide licensing partners for certain of our products and maximize the value of our product pipeline. We’re looking forward to reporting on many new and exciting events in the months ahead.”

About AspenBio Pharma
AspenBio Pharma, Inc. is an emerging bio-pharmaceutical company dedicated to the discovery, development, manufacture, and marketing of novel proprietary products, including those that enhance the reproductive efficiency of animals and others that have large worldwide market potential. The company was formed to produce purified proteins for diagnostic applications and has become a leading supplier of human hormones to many of the nation’s largest medical diagnostic companies and research institutions. The company has successfully leveraged this foundational science and technology expertise to rapidly develop an enviable late-stage pipeline of several novel reproduction hormone analogs for wide-ranging therapeutic use initially in bovine and equine species. The company has created an early pregnancy “open cow” diagnostic for dairy cows that is currently in late-stage development. AspenBio Pharma is also working on a blood test to assist in the diagnosis of appendicitis in humans. For more information, please visit the company’s website: www.aspenbioinc.com.

Forward Looking Statements
This news release includes “forward looking statements” of AspenBio Pharma, Inc. (“APNB”) as defined by the Securities and Exchange Commission (the “SEC”). All statements, other than statements of historical fact, included in the press release that address activities, events or developments that APNB believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors APNB believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of APNB. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including development of new products, obtaining additional funding, adverse changes in market conditions, fluctuations in sales volumes, and problems in collecting receivables. Furthermore, APNB does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this news release should be considered in conjunction with the warnings and cautionary statements contained in APNB’s recent filings with the SEC.

For more information contact:
AspenBio Pharma, Inc.
Richard Donnelly, CEO 303-794-2000

Investor Relations:
Liolios Group, Inc.
Scott Liolios or Ron Both
949-574-3860

Condensed Statements of Operations

(In thousands, except per share data)	Three Months Ended March 31,
	2006	2005
Sales	$236	$150
Gross profit	123	47
Other revenue	50
Operating expenses:
Selling, general and administrative, including non-cash
compensation of $54 and $54	470	289
Research and development	311	124

Operating loss	(608)	(366)

Interest:
(Expense)	(63)	(63)
Income	20	—

Net loss	$(651)	$(429)

Basic and diluted net loss per share	$(.04)	$(.04)

Basic and diluted weighted average shares outstanding	16,087	11,714

Condensed Balance Sheet
(In thousands)

March 31, 2006
ASSETS
Cash	$1,505
Other current assets	616
Property and equipment, net	3,400
Other assets, primarily intangibles	1,017

Total assets	$6,538

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$851
Long-term debt, net	3,544
Deferred revenue	200

Total liabilities	4,595

Stockholders' equity	1,943

Total liabilities and stockholders' equity	$6,538

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